As Filed With the Securities and Exchange Commission
on September 16, 2005
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOUNTAIN NATIONAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	75-3036312
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

300 East Main Street	37862
Sevierville, Tennessee (Address of Principal Executive Offices)	(Zip Code)
MOUNTAIN NATIONAL BANCSHARES, INC. STOCK OPTION PLAN
(Full title of the plan)
Dwight Grizzell
300 East Main Street
Sevierville, Tennessee 37862
(Name and address of agent for service)
Copy to:
Bob F. Thompson, Esq.
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-0002
(615) 742-6200
(865) 428-7990
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

			Proposed
Title of securities	Amount to be	Proposed maximum	maximum aggregate	Amount of
to be registered	registered(1)	offering price per share	offering price (2)	registration fee
Common Stock, $1.00 par value	275,625 shares	$29.63	$8,166,269	$962

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933 and is based on the average of the bid and ask prices for the Common Stock on September 12, 2005.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
EX-5.1 OPINION OF BASS, BERRY & SIMS PLC
EX-23.1 CONSENT OF HAZLETT,LEWIS & BIETER, PLLC.

PART I
Information Required in the Section 10(a) Prospectus
     Mountain National Bancshares, Inc. (the “Registrant”) will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. Unless this Registration Statement indicates otherwise or the context otherwise requires, the terms “we”, “our”, “us” or Mountain National, refer to Mountain National Bancshares, Inc. and its subsidiaries including Mountain National Bank.

I-1

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents filed by us with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed by us on March 31, 2005;
(2)	Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005, filed by us on May 16, 2005, as amended by Form 10-QSB/A filed by us on May 23, 2005 and Amendment No. 2 to Form 10-QSB filed by us on August 24, 2005;
(3)	Our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005, filed by us on August 15, 2005, as amended by Amendment No. 1 to Form 10-QSB filed by us on August 24, 2005; and

(4)	Our Current Reports on Form 8-K filed January 11, 2005, June 6, 2005 and September 1, 2005.
     All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus or the accompanying registration statement.
Item 4. Description of Securities.
     We have the authority to issue 2,400,000 shares of common stock. As of June 30, 2005, 1,362,384 shares of our common stock were outstanding. Our common stock is the only class of capital stock it we are authorized to issue.
     The following summary descriptions of selected provisions of our charter, bylaws, common stock and Tennessee Business Corporation Act are not complete. The summaries are subject to, and are qualified entirely by, the provisions of our charter and bylaws, all of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and the Tennessee Business Corporation Act. You are encouraged to read our charter and bylaws.
Common Stock
     The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. Notwithstanding the foregoing, at any shareholder meeting where directors are to be elected, each shareholder entitled to vote shall have the right to multiply the number of votes he or she is entitled to cast by the number of vacancies being filled and cast the product for a single candidate or distribute the product among two or more candidates. This feature is referred to as cumulative voting. Holders of common stock have no preemptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to shares of our common stock. All shares of our common stock being offered under this prospectus will be fully paid and not liable for further calls or assessment by us.
Preemptive Rights
     No holder of our shares has any preemptive rights to purchase, subscribe for or otherwise acquire any additional shares of our common stock or any securities exercisable for or convertible into our shares.
Tennessee’s Anti-takeover Provisions
     Provisions in Tennessee law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise.
     Tennessee Business Combination Act. The Tennessee Business Combination Act provides that a party owning shares equal to 10% or more of the voting power of any class or series of the then outstanding voting stock of a “resident domestic corporation” is an “interested shareholder.” An interested shareholder also includes a party that is an affiliate or associate, as defined in the Tennessee Business Combination Act, of a “resident domestic corporation.” We are currently a resident domestic corporation within the meaning of this act. An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:
•	takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting stock of the resident domestic corporation; and

•	either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Tennessee Business Combination Act.
     These provisions apply unless one of the following exemptions is available:
•	a business combination with an entity can proceed without delay when approved by the target corporation’s board of directors before that entity becomes an interested shareholder;

•	a business combination is exempt, if in its original charter or original bylaws, the resident domestic corporation elects not to be governed by the Tennessee Business Combination Act;

•	unless the charter of the resident domestic corporation provides otherwise, the Tennessee Business Combination Act does not apply to a business combination of a resident domestic corporation with, or proposed by or on behalf of, an interested shareholder if the resident domestic corporation did not have, on such interested shareholder’s share acquisition date, a class of voting stock registered or traded on a national securities exchange or registered with the securities and exchange commission pursuant to Section 12(g) of the Exchange Act; or

•	the resident corporation may enact a charter or bylaw amendment to remove itself entirely from the Tennessee Business Combination Act that must be approved by a majority of the shareholders who have held shares for more than one year before the vote and which cannot become operative until two years after the vote.
     We have not adopted a charter amendment or bylaw to remove ourselves from the Tennessee Business Combination Act.

     Tennessee Greenmail Act. The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of its securities who has beneficially owned the securities for less than two years. We can, however, make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or if we make an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.
     Tennessee Control Share Acquisition Act. The Tennessee Control Share Acquisition Act strips a purchaser’s shares of voting rights any time an acquisition of shares in a Tennessee corporation which has elected to be covered by the Tennessee Control Share Acquisition Act (which Mountain National Bancshares at this time has not) brings the purchaser’s voting power to one-fifth, one-third or a majority of all voting power. The purchaser’s voting rights can be restored only by a majority vote of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser’s shares if the shares are not granted voting rights.
     The effect of these provisions may make a change of control of Mountain National Bancshares harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for our shares. They may also promote the continuity of our management by making it harder for you to remove or change the incumbent members of the board of directors.
Limitations on Liability and Indemnification of Directors and Officers.
     The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:
•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.
     In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.
     Our charter and bylaws provide that to the extent permitted by the Tennessee Business Corporation Act, we may indemnify, hold harmless and advance expenses to each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of ours or is or was serving at our request as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee or in any other capacity while serving as a director, officer or employed.
     Our charter and bylaws also allow us to purchase and maintain insurance to protect our directors, officers, agents and employees against any expense, liability or loss asserted against them or incurred by them. The insuring of the directors, officers, agents and employees is permitted whether or not we would have the power to indemnify that director, officer, agent or employee under our charter or the terms of the Tennessee Business Corporation Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.
     The Registrant’s charter and bylaws provide that the Registrant shall to the fullest extent allowed by the laws of the State of Tennessee, both as now in effect or hereafter adopted, indemnify and advance expenses to each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee or in any other capacity while serving as a director, officer or employed.

     The Registrant’s bylaws also provide that the indemnification rights contained in the bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, agreement, vote of shareholders, disinterested directors, or otherwise.
     The Registrant believes that its charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.
     The Registrant’s charter and bylaws also allow it to purchase and maintain insurance to protect its directors, officers, agents and employees against any liability asserted against them or incurred by them. The insuring of the directors, officers, agents and employees is permitted whether or not the Registrant would have the power to indemnify that director, officer, agent or employee under its charter or the terms of the TBCA.
Item 7. Exemption from Registration Claimed.
     None.
Item 8. Exhibits.

4.1
Charter of Incorporation of the Registrant (included as Exhibit 3.1 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

4.2
Bylaws of the Registrant (included as Exhibit 3.2 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1
Mountain National Bancshares, Inc. Stock Option Plan (included as Exhibit 10.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, and incorporated herein by reference).

23.1	Consent of Hazlett, Lewis & Bieter, PLLC.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement).
Item 9. Undertakings.
     A. The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sevierville, State of Tennessee, on this 16th day of September, 2005.

MOUNTAIN NATIONAL BANCSHARES, INC.
By:	/s/ Dwight B. Grizzell
Dwight B. Grizzell
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Dwight B. Grizzell and Rick Hubbs, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with the Securities Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dwight B. Grizzell Dwight B. Grizzell	President, Chief Executive Officer and Director (Principal Executive Officer)	September 16, 2005
/s/ Rick Hubbs Rick Hubbs	Senior Vice President and Controller (Principal Accounting and Financial Officer)	September 16, 2005
/s/ James E. Bookstaff James E. Bookstaff	Director	September 16, 2005
/s/ Gary A. Helton Gary A. Helton	Director	September 16, 2005
/s/ Charlie R. Johnson Charlie R. Johnson	Director	September 16, 2005
/s/ Sam L. Large Sam L. Large	Director	September 16, 2005
/s/ Jeffrey J. Monson Jeffrey J. Monson	Director	September 16, 2005
/s/ Linda N. Ogle Linda N. Ogle	Director	September 16, 2005

Signature	Title	Date
/s/ Michael C. Ownby Michael C. Ownby	Director	September 15, 2005
/s/ John M. Parker, Sr. John M. Parker, Sr.	Director	September 15, 2005
Ruth A. Reams	Director
Barbara S. Stevens	Director

EXHIBIT INDEX

Exhibit 4.1
Charter of Incorporation of the Registrant (included as Exhibit 3.1 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

Exhibit 4.2
Bylaws of the Registrant (included as Exhibit 3.2 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

Exhibit 5.1	Opinion of Bass, Berry & Sims PLC.

Exhibit 10.1
Mountain National Bancshares, Inc. Stock Option Plan (included as Exhibit 10.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, and incorporated herein by reference).

Exhibit 23.1	Consent of Hazlett, Lewis & Bieter, PLLC.

Exhibit 23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included on the signature page to the Registration Statement).